EXHIBIT 12(a)(1)

LITTLE HARBOR MULTISTRATEGY COMPOSITE FUND

SARBANES-OXLEY
CODE OF ETHICS

1. Covered Persons/Purpose of this Code
This Sarbanes-Oxley Code of Ethics (this “Code”) for Little Harbor MultiStrategy Composite Fund, a Delaware statutory trust (the “Fund”), applies to the Fund’s Principal Executive Officer and Principal Financial Officer (each identified on Exhibit A hereto), or persons performing similar functions (collectively, the “Covered Persons”), each elected by the Trustees of the Trust (the “Trustees”), for the purposes of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Fund;

•	Compliance with applicable laws and governmental rules and regulations;

•	The prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•	Accountability for adherence to this Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2. Covered Persons Should Handle Ethically Actual and Apparent Conflicts of Interest
A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if a Covered Person, or a member of the Covered Person’s family, receives improper personal benefits from a third person as a result of the Covered Person’s position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, a Covered Person may not engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of his or her status as an “affiliated person” of the Fund. The Fund’s and the investment adviser’s and sub-advisers’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, replace these programs and procedures, and such conflicts fall outside of the parameters of this Code (see Section 6 below).

Although typically not presenting an opportunity for improper personal benefit, conflicts of interest may arise from the contractual relationships between the Fund and its investment adviser and sub-advisers (or advisory affiliates) of which the Covered Person is also an officer or employee. As a result, this Code recognizes that each Covered Person will, in the normal course of his or her duties, be involved in establishing policies and implementing decisions that will have different effects on the Fund and the Fund’s investment adviser and sub-advisers. The participation of a Covered Person in such activities is inherent in the contractual relationship between the Fund and the Fund’s investment adviser and between the Fund’s investment adviser and its sub-advisers and is consistent with the performance by the Covered Person of his or her duties as an officer of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Fund.

Each Covered Person must:

a. Not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Person would benefit personally to the detriment of the Fund;
b. Not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than the benefit of the Fund; and
c. Not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.
There are some conflict of interest situations that should always be discussed with the Fund’s Chief Compliance Officer. Examples of these conflict of interest situations include:

a. Service as a director on the board of any public or private company;
b. The receipt of any gift or thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund. The Fund’s Chief Compliance Officer should be consulted prior to acceptance of any gift or thing with a value of more than $100;
c. Any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than the investment adviser, principal underwriter or any of their affiliates; and
d. A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.
3. Disclosure and Compliance
a. Each Covered Person should become familiar with the disclosure requirements generally applicable to the Fund.
b. Each Covered Person should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s trustees and auditors, and to governmental regulators and self-regulatory organizations.
c. Each Covered Person should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and the Fund’s investment adviser and sub-advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund.

d. It is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.
Notwithstanding (a) through (d) above, (i) each Covered Person is entitled to rely upon procedures adopted by the Fund and its affiliates (including the Fund’s investment adviser, sub-advisers, principal underwriter, transfer agent and custodian) that are intended to ensure accurate and timely filing of documents with the SEC or communications with the public, and (ii) no Covered Person has a duty to ensure the Fund’s compliance in areas outside of his or her span of control (for example, the Fund’s Principal Financial Officer shall not have any duty with respect to compliance issues delegated to the investment adviser’s Legal Department, Compliance Department or Marketing Department).

4. Reporting and Accountability
Each Covered Person must:

a. Upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Trustees that he or she has received, read, and understands this Code;
b. Annually thereafter affirm to the Trustees that he or she has complied with the requirements of this Code;
c. Report at least annually all affiliations or other relationships related to conflicts of interest that are included and described in the Fund’s Directors and Officers Questionnaire.
d. Not retaliate against any other Covered Person or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and
e. Notify the Fund’s Chief Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.
5. Enforcement of Code
The Fund’s Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer is authorized to consult, as appropriate, with the Chairperson of the Audit Committee, counsel to the Fund and “independent legal counsel” to the independent Trustees (as defined in Rule 0-l(a)(6) of the 1940 Act). However, any approvals or waivers sought by any Covered Person will be considered by the Fund’s Audit Committee (the “Committee”).

The Fund will follow these procedures in investigating and enforcing this Code:

a. The Chief Compliance Officer will take all appropriate action to investigate any reported potential violations;
b. If, after such investigation, the Chief Compliance Officer believes that no material violation has occurred, the Chief Compliance Officer is not required to take any further action;
c. Any matter that the Chief Compliance Officer believes is a material violation will be reported to the Committee;

d. If the Committee concurs that a material violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; monetary sanctions based on making the Fund whole for damage suffered or to deter further actions; or a recommendation to suspend or dismiss the Covered Person;
e. The Committee will be responsible for granting waivers, as appropriate;
f. All waivers shall be accompanied by a written memorandum, including to whom the waiver was granted, the details of the waiver, the nature and scope of the waiver, reasoning for the waiver and the date of the waiver; and
g. Any change to or waiver of this Code will, to the extent required, be disclosed as provided by SEC rules.
6. Other Policies and Procedures
This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder, including Rule 30b2-1 and Form N-CSR (Certified Shareholder Report of Registered Management Investment Companies). Insofar as other policies or procedures of the Fund, the Fund’s investment adviser, sub-advisers, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund’s and its investment adviser’s, sub-advisers’ and principal underwriter’s codes of ethics under Rule 17j-1 under the 1940 Act and Rule 204A-l under the Advisers Act and the investment adviser’s and sub-advisers’ more detailed policies and procedures are separate requirements applying to the Covered Persons and others, and are not part of this Code.

7. Amendments
a. Any material amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority of the Trustees.
b. A copy of each version of this Code and all waivers under this Code shall be maintained for at least 6 years following the end of the fiscal year in which the amendment or waiver occurred.
8. Confidentiality
All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than counsel to the Fund and the Trustees and counsel to the independent Trustees.

9. Filing
The Fund shall file a copy of this Code as an exhibit to their annual report on Form N-CSR, and shall similarly file and report all material, substantive amendments to this Code. Alternatively, the Fund may post a copy of this Code (and any amendments) on their web site.

Exhibit A

Persons Covered by this Code of Ethics effective May 13, 2014

Principal Executive Officer – John J. Hassett

Principal Financial Officer – David P. Hausler